UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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REV Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 24, 2020

To Our Stockholders:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of REV Group, Inc. at the Milwaukee Center at 111 E. Kilbourn Avenue, Milwaukee, Wisconsin 53202 on March 4, 2020 at 10:00 a.m. local time.

The matters expected to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Paul Bamatter

Chairman of the Board of the Directors

REV GROUP, INC.

111 E. KILBOURN AVENUE, SUITE 2600

MILWAUKEE, WI 53202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 4, 2020

To the Stockholders of REV Group, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of REV Group, Inc., a Delaware corporation (the “Company”), will be held on March 4, 2020, at 10:00 a.m. local time, at the Milwaukee Center at 111 E. Kilbourn Avenue, Milwaukee, Wisconsin 53202 for the following purposes:

1.	to elect the three directors named in the Proxy Statement as Class III directors of REV Group, Inc., each to serve for three years and until his successor has been elected and qualified, or until his earlier death, resignation or removal;

2.	to ratify the selection of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2020;

3.	to approve, on an advisory basis, the compensation of our named executive officers; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on January 13, 2020 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote:

1.	FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement;

2.	FOR the ratification of the appointment of RSM US LLP, as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement; and

3.	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as described in Proposal No. 3 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2019, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

Notice and Access

The Notice of Annual Meeting of Stockholders to be held on March 4, 2020, the accompanying Proxy Statement and the Company’s 2019 Annual Report on Form 10-K are available, free of charge, at www.edocumentview.com/REVG.

The Notice contains instructions on how to access our proxy materials and vote over the internet at www.investorvote.com/REVG and how stockholders can receive a paper copy of our proxy materials, including the accompanying Proxy Statement, a proxy card or voting instruction card and our fiscal year 2019 Annual Report on Form 10-K. At www.computershare.com/investor, stockholders can also request to receive future proxy materials in printed form by mail or electronically by email.

By Order of the Board of Directors

/s/ Tim Sullivan
Tim Sullivan
Chief Executive Officer

Milwaukee, Wisconsin
January 24, 2020

table of contents

Page

Information About the Proxy Process and Voting	2
Proposal No. 1 Election of Directors	6
Proposal No. 2 Ratification of Selection of Independent Registered Public Accounting Firm	8
Proposal No. 3 Advisory Vote On the Compensation of Our Named Executive Officers	9
Corporate Governance	10
Certain Relationships and Related Person Transactions	15
Directors	18
Executive Officers	20
Executive Compensation	21
Director Compensation	33
Security Ownership of Certain Beneficial Owners and Management	34
Delinquent Section 16(a) Reports	35
Report of the Audit Committee of the Board of Directors	36
Additional Information	37

i

REV GROUP, INC.
111 E. KILBOURN AVENUE, SUITE 2600
MILWAUKEE, WI 53202

PROXY STATEMENT

FOR THE 2020 Annual Meeting OF STOCKHOLDERS
March 4, 2020

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of REV Group, Inc. (referred to herein as the “Company,” “REV,” “we,” “us” or “our”) is soliciting your proxy to vote at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on March 4, 2020, at 10:00 a.m. local time, at the Milwaukee Center at 111 E. Kilbourn Avenue, Milwaukee, Wisconsin 53202.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended October 31, 2019 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of January 13, 2020 (the “Record Date”) for the first time on or about January 24, 2020. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Investors” section of our website at investors.revgroup.com.

Information About the Proxy Process and Voting

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and the accompanying Proxy Card were first made available for access by our stockholders on or about January 24, 2020 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

The only outstanding voting securities of REV are shares of common stock, $0.001 par value per share (the “common stock”), of which there were 62,606,687 shares outstanding as of January 13, 2020. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

If you are a beneficial owner as described above, you should have received a Proxy Card and voting instructions with these proxy materials from the brokerage firm, bank, dealer or other similar organization that holds your shares, rather than from us. Simply complete and mail the Proxy Card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, dealer or other agent and follow the accompanying instructions included with these proxy materials.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How do I vote?

•	For Proposal No. 1, you may either vote “For” all of the Class III nominees to the Board or you may “Withhold” your vote for any nominee you specify.

•	For Proposal No. 2, you may either vote “For” or “Against” or abstain from voting.

•	For Proposal No. 3, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count:

•	For Proposal No. 1, votes “For,” “Withheld” and broker non-votes.

•	For Proposal No. 2 and Proposal No. 3, votes “For” and “Against,” abstentions and broker non-votes. Abstentions on Proposal No. 2 and Proposal No. 3 will be counted towards the vote and will have the same effect as “Against” votes.

What are “broker non-votes”?

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “Which ballot measures are considered “routine” or “non-routine”?”

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

Proposal No. 1 and Proposal No. 3 are considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there will be broker non-votes on Proposal No. 1 or Proposal No. 3.

Proposal No. 2, the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2020, is considered “routine” under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

How many votes are needed to approve the proposal?

With respect to Proposal No. 1, directors are elected by a plurality of the votes cast. This means that the three individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker votes will not affect the outcome of the election of directors.

With respect to Proposal No. 2, the affirmative vote of the majority of votes cast is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

With respect to Proposal No. 3, the affirmative vote of the majority of votes cast is required for approval.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the three nominees for director, “For” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm, and “For” the approval of the compensation of our named executive officers. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to Stephen W. Boettinger, Secretary of the Board at 111 E. Kilbourn Avenue, Suite 2600, Milwaukee, Wisconsin 53202.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by September 26, 2020 to Stephen W. Boettinger, Secretary of the Board at 111 E. Kilbourn Avenue, Suite 2600, Milwaukee, Wisconsin 53202. Pursuant to our amended and restated bylaws, in order for a stockholder to present a proposal at the annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must give timely notice thereof in writing to the Secretary of the Board, which must be received between November 4, 2020 and December 4, 2020; provided that if the date of that annual meeting is more than 30 days before or after March 4, 2021, notice must be received not later than the 70th day prior to the annual meeting date or the 10th day following the day on which public disclosure of the 2021 annual meeting date is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Directions to Annual Meeting

Directions to our Annual Meeting, to be held at the Milwaukee Center at 111 E. Kilbourn Avenue, Milwaukee, Wisconsin 53202, are available at www.revgroup.com.

Proposal No. 1
Election of Directors

The Company’s Board is presently composed of nine members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term. Class I directors are Jean Marie Canan, Charles Dutil and Donn Viola; Class II directors are Justin Fish, Joel Rotroff and Tim Sullivan; and Class III directors are Paul Bamatter, Dino Cusumano and Kim Marvin.

Class III directors standing for re-election at the Annual Meeting are Paul Bamatter and Dino Cusumano. Kim Marvin does not intend to stand for re-election at the Annual Meeting and will step down as a director at the end of his term upon the election of his replacement as a director at the Annual Meeting. Mr. Marvin’s decision not to stand for re-election to the Board is not a result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices. Upon recommendation of our Nominating and Corporate Governance Committee, the Board has nominated Randall Swift for election as a Class III director. Class I and Class II directors will stand for election at the 2021 and 2022 annual meetings of stockholders, respectively.

If elected at the Annual Meeting, each of the nominees for election as Class III directors would serve for three years and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. If any nominee is unable or unwilling to be a candidate for election, the Board may appoint another nominee or reduce the size of the Board.

The following table sets forth information for the nominees who are currently standing for election:

Name	Age	Director Since
Paul Bamatter(1)(2)	63	2016
Dino Cusumano(1)	45	2008
Randall Swift	53	N/A

(1)	Member of the compensation committee.

(2)	Member of the nominating and corporate governance committee.

Paul Bamatter and Dino Cusumano are currently Class III directors of the Company. Set forth below is biographical information for the nominees. The following includes certain information regarding the nominees’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as a director.

Paul Bamatter, Chairman

Mr. Bamatter has served as a member of our Board of Directors since 2016. Mr. Bamatter served as a Vice President and Secretary of REV and many of REV subsidiaries from 2008 until 2016. He is also a Partner at AIP, an organization he joined in 2005. Previously, he served as Chief Financial Officer and Chief Operating Officer of Consoltex Holdings, Inc. Mr. Bamatter also served as a Senior Manager at PricewaterhouseCoopers, where he managed the worldwide audits for several banking and manufacturing multinational businesses. Mr. Bamatter graduated from Bishop’s University with bachelor of business administration degree in accounting and finance. Mr. Bamatter earned his Chartered Accountancy designation in Canada in 1981. Because of his significant academic training, current and previous financial experience and his deep knowledge of REV’s operating history, we believe Mr. Bamatter is well-qualified to serve on our Board of Directors.

Dino Cusumano

Mr. Cusumano has served as a director of the company since 2008, and has served as a director of various REV subsidiaries since 2008. He is also a partner at AIP, an organization he joined in 2000. Previously, he served in the Investment Banking Department of J.P. Morgan & Co. Inc., where he worked on merger and acquisition and capital raising transactions, primarily in the industrial sector. Mr. Cusumano graduated from the University of Notre Dame, where he received a bachelor of business of administration degree in finance. He is a CFA charter holder. Because of his extensive financial and investing background and his deep knowledge of REV’s history and organization, we believe Mr. Cusumano is well-qualified to serve on our Board.

Randall Swift

Mr. Swift is being nominated for election to our board of directors for the first time. He is an Operating Partner at AIP, an organization he joined in 2015. Prior to joining AIP, he served as the President and CEO of a number of diverse industrial businesses including Heil Trailer International as well as several of the predecessor companies to REV Group, Inc. (Capacity of Texas, Collins Industries and Allied Specialty Vehicles Inc.). Prior to his affiliation with AIP, Mr. Swift held various management positions within the Cummins distributor organization. Mr. Swift is an engineer by education with a bachelor of science in electrical engineering from Minnesota State University. Mr. Swift is currently a board member of Canam Group Inc, Current Lighting HoldCo Parent, Inc., EnTrans International, LLC, The Brock Group Inc. and Vertex Aerospace Services Holding Corp. Because of his operational and industrial expertise, we believe Mr. Swift is well-qualified to serve on our Board.

THE BOARD RECOMMENDS A VOTE
FOR THE ELECTION OF EACH OF THE ABOVE-NAMED CLASS III NOMINEES

Proposal No. 2
Ratification of Selection of Independent Registered Public Accounting Firm

The audit committee of our Board has engaged RSM US LLP (“RSM”), as our independent registered public accounting firm for the fiscal year ending October 31, 2020 (“fiscal year 2020”), and is seeking ratification of such selection by our stockholders at the Annual Meeting. RSM has audited our financial statements for each of our fiscal years since 2008. Representatives of RSM are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor other governing documents or applicable law require stockholder ratification of the selection of RSM as our independent registered public accounting firm. However, the audit committee is submitting the selection of RSM to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain RSM. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to RSM during the fiscal years ended October 31, 2019 (“fiscal year 2019”) and October 31, 2018 (“fiscal year 2018”). The audit committee approved all of the fees described below.

	Fiscal Year Ended
	October 31, 2019	October 31, 2018
	(in thousands)
Audit Fees(1)	$2,564	$2,607
Tax Fees	—	—
Audit-Related Fees(2)	—	50
All Other Fees	—	—
Total Fees	$2,564	$2,657

(1)	Audit fees of RSM for fiscal years 2019 and 2018 were for professional services rendered for the audits of our annual financial statements, including accounting consultations related to business combinations and reviews of quarterly financial statements. Fees in 2019 and 2018 include the audit of internal control over financial reporting and services related to new accounting standards. Fees in 2019 include fees for professional services rendered in connection with a statutory audit.

(2)	Fees for fiscal year 2018 include services associated with the filing of our shelf registration statement in March 2018.

Pre-Approval Policies and Procedures

The audit committee or a delegate of the audit committee, to the extent permitted by applicable laws, pre-approves, or provides pursuant to pre-approvals policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee and is available at www.revgroup.com.

The audit committee approved all of the audit, audit-related, tax and other services provided by RSM since our initial public offering (the “IPO”) in January 2017 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the audit committee.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal No. 3
Advisory Vote On the Compensation of Our Named Executive Officers

Our stockholders have the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers.

As described in detail under “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Please read “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs.

As required pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices for named executive officers described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, by a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the compensation committee. However, the Board and the compensation committee value the opinions of our stockholders and intend to consider our stockholders’ views regarding our executive compensation programs.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Corporate Governance

Corporate Governance

Board Composition

Our business and affairs are managed under the direction of our Board. Our Board is currently composed of nine directors. The number of directors is fixed by our Board, subject to the terms of our amended and restated certificate of incorporation and our amended and restated bylaws.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for a classified Board consisting of three classes of directors, each serving staggered three-year terms as follows:

(1) Our Class I directors are Messrs. Canan, Dutil and Viola, and their terms will expire at the fourth annual meeting of stockholders in 2021.

(2) Our Class II directors are Messrs. Fish, Rotroff and Sullivan, and their terms will expire at the fifth annual meeting of stockholders in 2022.

(3) Our Class III directors are Messrs. Bamatter, Cusumano and Marvin. Messrs. Bamatter and Cusumano are nominated for re-election at the Annual Meeting, and upon recommendation of our Nominating and Corporate Governance Committee, the Board has nominated Randall Swift for election as a Class III director. Mr. Marvin does not intend to stand for re-election at the Annual Meeting and will step down as a director at the end of his term upon the election of his replacement as a director at the Annual Meeting. Mr. Marvin’s decision not to stand for re-election to the Board is not a result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

Controlled Company Exemption

Certain funds affiliated with AIP CF IV, LLC, which we collectively refer to as “American Industrial Partners” or “AIP,” control more than a majority of the voting power of our common stock eligible to vote in the election of directors. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the NYSE and have elected not to comply with certain corporate governance standards, including the requirements that the board be composed of a majority of independent directors and that the compensation committee and nominating and corporate governance committee are composed entirely of independent directors.

The Board has affirmatively determined that Messrs. Canan, Dutil and Viola meet the definition of “independent director” under the applicable rules and regulations of the SEC and the applicable listing standards of the NYSE. As such, our audit committee is composed of independent directors.

Committees of the Board of Directors

Our Board has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. The charter of each committee is available on our website at www.revgroup.com.

Audit Committee

Our audit committee is composed of Messrs. Canan, Dutil and Viola, with Mr. Canan serving as chairman of the committee. Our Board has determined that each member of the audit committee meets the independence requirements under the applicable rules and regulations of the SEC and the applicable listing standards of the NYSE and all members of the audit committee meet the financial literacy requirements under the applicable rules and regulations of the SEC and the applicable listing standards of the NYSE. Our Board has determined that all members qualify as “audit committee financial experts” as defined under SEC rules.

The audit committee’s responsibilities include, among other things:

•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures, as well as critical accounting policies and practices used by us;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	monitoring the effectiveness of our compliance policies and our compliance with legal and regulatory requirements particularly as they relate to our consolidated financial statements and accounting matters;

•	reviewing our policies on risk assessment and risk management;

•	preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement;

•	periodically reviewing matters relating to our finance, treasury and tax activities; and

•	reviewing all related person transactions for potential conflict of interest situations and approving any such transactions.

Compensation Committee

Our compensation committee is composed of Messrs. Bamatter, Cusumano and Viola, with Mr. Cusumano serving as chairman of the committee. Our Board has determined that Mr. Viola meets the independence requirements under the applicable rules and regulations of the SEC and the applicable listing standards of the NYSE. The compensation committee’s responsibilities include, among other things:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•	reviewing and making recommendations to the Board with respect to the compensation of our other executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	assessing the independence or the existence of any conflict of interest with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee in accordance with the applicable rules and regulations of the SEC and the applicable listing standards of the NYSE;

•	reviewing and establishing our overall management compensation philosophy and reviewing our executive compensation programs, including our retirement benefits, to determine that they are aligned with our philosophy;

•	overseeing and administering our equity compensation arrangements and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Board with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis, and preparing the compensation committee report, to be included in our annual proxy statement or Annual Report on Form 10-K.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is composed of Messrs. Bamatter, Fish and Rotroff, with Mr. Bamatter serving as chairman of the committee. The nominating and corporate governance committee’s responsibilities include:

•	identifying and evaluating Board of Director candidates, including nominees recommended by stockholders, taking into account each candidate’s ability, judgment and experience and the overall diversity and composition of the Board;

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing, recommending approval of, and periodically reviewing a set of corporate governance principles that comply with the applicable listing standards of the NYSE;

•	articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;

•	establishing policies and procedures for the receipt and retention of non-accounting-related complaints and concerns;

•	reviewing and recommending to the Board practices and policies with respect to the evaluation of directors and the Chief Executive Officer, and overseeing the evaluation process;

•	considering and reporting to the Board any questions of possible conflicts of interest of board of directors members;

•	providing for new director orientation and continuing education for existing directors on a periodic basis; and

•	overseeing management’s practices, procedures and plans relating to succession planning for the Chief Executive Officer and direct reports.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Board Leadership Structure and Role in Risk Oversight

Our Board is currently responsible for overseeing our risk management process. The Board focuses on our general risk management strategy and the most significant risks facing us and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures and our compensation committee has taken to assess and monitor whether any of our compensation policies and programs has the potential to encourage unnecessary risk-taking. In addition, our Audit Committee oversees any related person transactions.

We currently separate the positions of Chief Executive Officer and Chairman of the Board. The Board believes that such structure is in the best interest of the Company at this time, as it allows for a more effective monitoring and objective evaluation of the performance of management. The Chairman of the Board also acts as the presiding director during executive sessions.

Corporate Governance Guidelines and Code of Conduct

We have adopted corporate governance guidelines and a code of conduct that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our corporate governance guidelines and code of conduct are available on our website. We intend to disclose any amendments to such documents, or any waivers of their requirements, on our website.

Hedging and Pledging Policy

Without the consent of our Board, we prohibit all our directors, our executive officers and our employees from engaging in short sales of our securities; transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to our securities; and hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, designed to decrease the risks of ownership of our securities. However, holding and exercising employee stock options, RSUs, PSUs or other equity-based awards granted under our equity compensation plans is not prohibited.

Our executive officers and directors are also prohibited from pledging any of our securities that they hold directly or have received as equity compensation.

Meetings of the Board, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met five times during fiscal year 2019. The audit committee met four times, the compensation committee met five times and the nominating and corporate governance committee met four times. During fiscal year 2019 each Board member attended at least 75% of the meetings of the Board and of the committees of the Board on which he served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board

Should stockholders or other interested parties wish to communicate with the Board, non-management directors as a group or any specified individual directors, including with respect to recommendations for director nominees, such correspondence should be sent to the attention of Stephen W. Boettinger, Secretary of the Board at 111 E. Kilbourn Avenue, Suite 2600, Milwaukee, Wisconsin 53202. The Secretary of the Board will forward correspondence relating to a director’s duties or responsibilities to the specified recipient. Correspondence that is unrelated to a director’s duties and responsibilities may be discarded or otherwise addressed by the Secretary.

Director Nomination Considerations

In making recommendations to the Company’s Board of nominees to serve as Directors, the Nominating and Corporate Governance Committee will examine each Director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, and industry knowledge.

In evaluating Director nominees, the Board with assistance of the Nominating and Corporate Governance Committee, shall consider diversity of viewpoint, backgrounds, technical skills, industry knowledge and experience and local or community ties. The Board believes the following minimum qualifications must be met by a Director nominee to be recommended by the Nominating and Corporate Governance Committee:

•	Each Director must display, and have a reputation for, high personal and professional ethics, integrity and values.

•	Each Director must have demonstrated sound business judgment.

•	Each Director must be accomplished in his or her respective field as an active or former executive officer of a public or private organization, with broad experience at the administrative and/or policy making level in business, government, education, technology or public interest.

•	Each Director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.

•	Each Director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.

•	Each Director must have sufficient time available to devote to activities of the Board of Directors and to developing a complete understanding of the Company’s business and markets.

The Board also believes Directors should be selected so the Board is balanced with each Director contributing talents, skills, and experiences that the Board needs as a team, supplementing existing resources and providing talent for future needs so that the Board is a diverse body. When considering such talents, skills and experiences, the Board values diversity, including age, gender identity, race, sexual orientation, physical ability, ethnicity, and perspective.

Lead Independent Director

A Lead Independent Director will be elected by a majority vote of the independent directors when the Chair is not independent. The Lead Independent Director will serve for a one year term. The term of the Lead Independent Director will automatically expire upon the appointment by the Board of a Chair who is an independent director, or anytime upon a determination by the Board that the sitting Chair is independent. The primary roles of the Lead Independent Director are to assist the Chair in managing the governance of the Board and to serve as a liaison between the Chair and other directors. The Lead Independent Director will assume the following responsibilities (in addition to any other responsibilities assigned by the Board): (i) preside at all meetings of the Board at which the Chair is not present, including all executive sessions of the independent directors; (ii) have the authority to call meetings of the independent directors; (iii) serve as a contact for interested parties who wish to communicate with independent directors; (iv) provide the Chair with feedback and counsel concerning the Chair’s interaction with the Board and management; (v) work with the Chair to develop Board meeting agendas and meeting schedules; and (vi) periodically meet individually with independent directors and/or the Chief Executive Officer to discuss Board and Committee performance, effectiveness and composition; and (vii) provide leadership to the Board if circumstances arise in which the role of the Chair may be, or may be perceived to be, in conflict. If the Company does not have a Lead Independent Director, but instead has a Chair who is an independent director, the responsibilities of the Lead Independent Director set forth above will be performed by the independent Chair. At the December 2019 Board of Directors meeting, the independent directors elected Jean Marie Canan as the Lead Independent Director.

Certain Relationships and Related Person Transactions

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Executive Compensation” and “Director Compensation.”

Amended and Restated Shareholders Agreement

We are party to an amended and restated shareholders agreement with AIP, entities affiliated with J.P. Morgan Securities LLC (the “JPM Holders”) and certain of our existing stockholders (the “Shareholders Agreement”) that we entered into in connection with our IPO. Pursuant to the Shareholders Agreement, AIP has the following rights so long as it beneficially owns at least 15% of the then outstanding shares of our common stock:

•	to nominate the greater of five members of the Board or a majority of directors;

•	to designate the Chairman of our Board and one member to each of the audit committee, the compensation committee and the nominating and corporate governance committee;

•	to approve the commencement of any proceeding for the voluntary dissolution, winding up or bankruptcy of the Company or any material subsidiary;

•	to approve any non-pro rata reduction to the share capital of the Company or any material subsidiary, except as required by law;

•	to approve amendments to the amended and restated certificate of incorporation and amended and restated bylaws that would change the name of the Company, its jurisdiction of incorporation, the location of its principal executive offices, the purpose or purposes for which the Company is incorporated or the approval requirements as provided in the Shareholders Agreement;

•	to approve special dividends greater than $10 million;

•	to approve any merger, amalgamation or consolidation of the Company or the spin-off of a business of the Company with assets in excess of 15% of the consolidated assets or revenues of the Company and its subsidiaries;

•	the sale, conveyance, transfer or other disposition of all or more than 15% of the consolidated assets or revenues of the Company and its subsidiaries; and

•	any designation to the Board contrary to the Shareholders Agreement or the amended and restated certificate of incorporation and amended and restated bylaws.

In addition, for so long as AIP beneficially owns at least 15% of the then outstanding shares of our common stock, AIP is entitled to certain information rights, including the right to consult with and advise senior management, to receive quarterly and annual financial statements and to review our books and records. We are also required to cooperate with AIP in connection with certain pledges of our shares or grants of security interests in respect thereof, including in connection with margin loans.

The Shareholders Agreement also provides for the reimbursement of certain expenses that AIP incurs in connection with providing management services to us. During fiscal year 2019, reimbursements of expenses to AIP for management services totaled $1.4 million.

The Shareholders Agreement will automatically terminate when AIP ceases to beneficially own, directly or indirectly, at least 15% of the then outstanding shares of our common stock.

Registration Rights Agreement

We are party to a registration rights agreement with AIP, the JPM Funds and certain other existing stockholders (each, a “Stockholder” and together, the “Stockholders”), each of which is entitled to certain demand and piggyback registration rights. As of January 13, 2020, the Stockholders held an aggregate of approximately 33.8 million shares of our common stock, or approximately 53.9% of the voting power of our common stock outstanding. The registration rights described below will expire on the date on which the securities subject to the registration rights agreement may be sold by the holder in a single transaction pursuant to Rule 144 promulgated under the Securities Act.

Demand Registration Rights. Subject to certain requirements and other limitations in the registration rights agreement, AIP and any other Stockholder or group of Stockholders holding at least 50% of the outstanding shares of our common stock may request that we register all or a portion of their shares. Any such request must cover a quantity of shares with an anticipated aggregate offering price of at least $50.0 million. To the extent we are a well-known seasoned issuer, the Stockholders making a demand registration may also request that we file an automatic shelf registration statement on Form S-3 that covers the registrable securities requested to be registered. Depending on certain conditions, we may defer a demand registration for up to 90 days in any twelve-month period.

Piggyback Registration Rights. In the event that we propose to register any of our securities under the Securities Act, either for our account or for the account of our other security holders, the Stockholders will be entitled to certain piggyback registration rights allowing each to include its shares in the registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, the holders of these shares are entitled to notice of the registration.

Transfer Restrictions. The registration rights agreement will contain certain transfer restrictions applicable to the parties thereto. Without the consent of AIP, and subject to certain exceptions, no party to the registration rights agreement will be permitted to transfer their shares of our common stock except in a registered offering being conducted pursuant to, and in accordance with the terms of, the registration rights agreement.

Expenses; Indemnification. The registration rights agreement provides that we must pay all registration expenses (other than the underwriting discounts and commissions) in connection with effecting any demand registration or shelf registration. The registration rights agreement contains customary indemnification and contribution provisions.

Employment Agreements

Please see “Executive Compensation” for information on the compensation and employment arrangements with our executive officers.

Indemnification Agreements

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law. In addition, we have entered into customary indemnification agreements with certain of our directors and executive officers who were employed at the time of the Company’s initial public offering, and with Mr. Thomas Phillips who served as our Chief Operating Officer until October 31, 2017 and who now serves as an independent contractor. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

As described in our Annual Report on Form 10-K, there is a consolidated federal putative securities class action and a consolidated state putative securities class action pending presently pending against the Company and certain of its officers and directors. Two purported derivative actions, which have since been consolidated, were also filed in federal court in Delaware in 2019 against the Company’s directors (with the Company as a nominal defendant), premised on allegations similar to those asserted in the consolidated federal securities litigation. Each of the

Company’s officers named as defendants in the lawsuits (Timothy Sullivan, Dean Nolden and former Chief Operating Officer Tom Phillips) and each of the Company’s directors are receiving defense and indemnification from the Company consistent with the foregoing indemnity agreements, and with indemnity obligations described in our amended and restated certificate of incorporation and our amended and restated bylaws.

Related Person Transactions Policy

We have a formal, written policy with respect to the review, approval, ratification and disclosure of related person transactions. The policy requires that a “related person” (as defined in Item 404 of the SEC’s Regulation S-K) or the business leader responsible for entering into the “related person transaction” (as defined in Item 404 of the SEC’s regulation S-K) on our behalf, must, prior to entering into the related person transaction, notify our General Counsel and the chairman of our audit committee of the facts and circumstances of the proposed transaction. Under the policy, our audit committee, and, in limited circumstances, the chairman of our audit committee, is responsible for reviewing the facts and circumstances and determining whether to approve the related person transaction. In particular, our policy requires our audit committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The audit committee (or audit committee chairman) may only approve those transactions that it determines, in good faith, are in, or are not inconsistent with, our best interests and those of our stockholders.

Other

Since December 1, 2017, we have employed Vice President REV Parts Andrew Hansen, who is the son-in-law of Mr. Sullivan, our Chief Executive Officer and a Director on our Board. Mr. Hansen reports to Ian Walsh (our Chief Operating Officer), and his compensation for fiscal year 2019 included $285,164 in base salary, $30,161 in Management Incentive Plan (MIP) payout and a 401(k) employer match of $11,406. In addition, Mr. Hansen received a grant of RSUs on January 8, 2019 with an aggregate grant date fair value of $89,451.

Directors

The following table sets forth the name, age as of January 24, 2020 and position of the nominees for election at the Annual Meeting and current directors of REV Group, Inc. whose terms extend past the Annual Meeting. The following also includes certain information regarding our directors’ individual experience, qualifications, attributes and skills and brief statements of those aspects of our directors’ backgrounds that led us to conclude that they are qualified to serve as directors (information for Messrs. Bamatter, Cusumano and Swift is set forth above in “Proposal No. 1 Election of Directors”). The Board does not have a specific diversity policy, but considers diversity, including age, gender identity, race, sexual orientation, physical ability, ethnicity and perspective in evaluating candidates for Board membership.

Name	Age	Position
Tim Sullivan	66	Chief Executive Officer and Director
Paul Bamatter(2)(3)	63	Director, Chairman
Jean Marie “John” Canan(1)	63	Director
Dino Cusumano(2)	45	Director
Charles Dutil(1)	53	Director
Justin Fish(3)	37	Director
Joel Rotroff(3)	37	Director
Randall Swift	53	Director Nominee
Donn Viola(1)(2)	74	Director

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and corporate governance committee

Tim Sullivan

Mr. Sullivan currently serves as Chief Executive Officer and Director of REV, positions that he has held since August 2014. Previously, Mr. Sullivan was Chairman and Chief Executive Officer of Gardner Denver, Inc., a manufacturer of oil and gas, medical and industrial pumps and compressors, from 2013 to 2014 and the President and Chief Executive Officer of Bucyrus International, Inc., a manufacturer of mining equipment, from 2000 to 2011. In 2012, he served as a special consultant to Wisconsin’s Governor and chaired the Wisconsin Governor’s Council on Workforce Investment and the Wisconsin Governor’s College and Workforce Readiness Council. He is a current director of the Metropolitan Milwaukee Association of Commerce and the St. Ann Center for Intergenerational Care. He is a former director of Aurora Healthcare, Big Brothers Big Sisters of Greater Milwaukee, Boys and Girls Clubs of Greater Milwaukee, Bucyrus International, Inc., Carroll University, Children’s Hospital of Wisconsin, Cliffs Natural Resources, Inc., Crosby, Inc., Generac, Inc., the Greater Milwaukee Committee, Medical College of Wisconsin, Milacron, Inc., Milwaukee School of Engineering, National Mining Association in Washington, D.C., Northwestern Mutual Life Insurance Company, Southeast Wisconsin Business Health Coalition, United Way of Greater Milwaukee and the University of Wisconsin Milwaukee Business Advisory Council. Mr. Sullivan holds a bachelor of science degree in business administration from Carroll University and a master of business administration degree from Arizona State University’s Thunderbird School of International Management. Because of his deep knowledge of REV and his extensive background in the industry, we believe Mr. Sullivan is well-qualified to serve on our Board.

Jean Marie “John” Canan

Mr. Canan has served on our board of directors since 2016. He brings over 35 years of strategic, business development and financial leadership experience to REV. Mr. Canan retired in 2014 from Merck & Co., Inc., where he held a number of positions, including Senior Vice President, Global Controller and Chief Accounting Officer. Mr. Canan is also a member of the Board of Directors of Acasti Pharma, where he chairs the Audit Committee. Mr. Canan serves on the Board of Trustees and is Chairman of the Audit & Risk Committee of the Angkor Hospital for Children based in Cambodia. Mr. Canan graduated from McGill University with a bachelor of commerce degree and is a Canadian Chartered Accountant. Because of his over 35 years of strategic, business development and financial expertise, we believe Mr. Canan is well-qualified to serve on our Board.

Charles Dutil

Mr. Dutil has served on our board since 2016. He brings close to 30 years of experience in commercial vehicle manufacturing to REV. Since 2002, he has served as President and Chief Executive Officer of Manac Inc. Before that, Mr. Dutil served in various senior positions at Manac Inc., including Executive Vice President and Vice President of Marketing. He also sits on the Boards of Directors of Fondation Nordiques and Béton Bolduc Inc. Previously, he was a Director of the Groupe Environnemental Labrie Inc., the Truck Trailer Manufacturers’ Association, FIER Entrepreneur, Fondation du Centre de Réadaptation Physique Chaudière-Appalaches and Groupe Harnois. Mr. Dutil is a graduate of HEC Montréal, Western Business School and the OPM program at Harvard Business School. Because of his extensive business experience, we believe Mr. Dutil is well-qualified to serve on our Board.

Justin Fish

Mr. Fish has served as a member of our Board since 2016. Mr. Fish is a partner at AIP, an organization he joined in 2012. Previously, he served as an investment associate for Chilton Investment Company. In addition, Mr. Fish has held a variety of financial, supply chain and operational roles with Lear Corporation. Mr. Fish graduated from Michigan State University’s Eli Broad College of Business with a bachelor of arts degree in finance. He holds a master of business administration degree from the Stanford Graduate School of Business. Because of his financial, supply chain and operational expertise, we believe Mr. Fish is well-qualified to serve on our Board.

Joel Rotroff

Mr. Rotroff has served as a member of our Board since 2016. Mr. Rotroff joined AIP in 2012. Mr. Rotroff previously served as an analyst and associate at Baird Private Equity from 2006 to 2010. Prior to his employment with Baird Private Equity, Mr. Rotroff worked in the Healthcare group in the Investment Banking Division of Piper Jaffray & Co. Prior to Piper Jaffray & Co., Mr. Rotroff worked as a member of the Business Planning team at Boston Scientific. Mr. Rotroff holds a bachelor of science degree in biomedical engineering from the University of Wisconsin, with honors and distinction, a master of engineering degree from Duke University and a master of business administration degree from the J.L. Kellogg School of Management at Northwestern University. Because of his extensive financial experience, we believe Mr. Rotroff is well-qualified to serve on our Board.

Donn Viola

Mr. Viola has been a director of REV since 2016. Mr. Viola was the Chief Operating Officer of Donnelly Corporation from 1996 until his retirement in 2002. Prior to this, he served as Chief Operating Officer and as a director of Mack Trucks Inc. Mr. Viola is currently on the Board of Directors of Defiance Metal Products, Inc. He previously served on the Boards of Directors of Defiance Metal Products, Inc., Manac Inc. and Williams Controls, Inc. Mr. Viola holds a bachelor of science in mechanical engineering from Lehigh University. Because of his extensive management background, we believe Mr. Viola is well-qualified to serve on our Board.

Executive Officers

The following table sets forth the name, age as of December 15, 2019 and position of the individuals who currently serve as the executive officers of the Company. The following also includes certain information regarding our officers’ individual experience, qualifications, attributes and skills (information for Mr. Sullivan is set forth above under “Directors”).

Name	Age	Position
Tim Sullivan	66	Chief Executive Officer and Director
Dean Nolden	51	Chief Financial Officer
Ian Walsh	53	Chief Operating Officer
Stephen W. Boettinger	51	General Counsel and Secretary
Christopher M. Daniels	46	Chief Human Resources Officer

Dean Nolden, Chief Financial Officer

Mr. Nolden currently serves as Chief Financial Officer of REV, a position he has held since January 2016. Prior to joining REV, Mr. Nolden worked at The Manitowoc Company, Inc. since 1998, where he held numerous positions within the finance department, including Vice President of Finance and Treasurer. Prior to his tenure at Manitowoc, Mr. Nolden spent eight years in public accounting in the audit practice of PricewaterhouseCoopers LLP. Mr. Nolden is a graduate of the University of Wisconsin-Madison, where he earned a bachelor of business administration degree in accounting. Additionally, Mr. Nolden holds a master of business administration degree from Marquette University.

Ian Walsh, Chief Operating Officer

Mr. Walsh serves as Chief Operating Officer for REV, a position he has held since May 2018. Starting in 1999, Mr. Walsh worked for various businesses at Textron Company. From September 2015, Mr. Walsh was the President and Chief Executive Officer of TRU Simulation + Training Inc., which offers flight simulation and aircraft training products to the global commercial, civil and military aviation training markets, and served on the Textron Company executive team. Starting in November 2012, Mr. Walsh was senior vice president and general manager of Textron System’ Weapon & Sensor Systems. Prior to Textron, Mr. Walsh served as an officer in the U.S. Marine Corps from 1989 to 1996. Mr. Walsh earned a bachelor’s degree in English from Hamilton College, a master of public administration degree from Harvard University’s John F. Kennedy School of Government and a master of business administration degree from the Harvard Business School.

Stephen W. Boettinger, General Counsel and Secretary

Mr. Boettinger serves as General Counsel and Secretary of REV, a position he has held since June 2018. Prior to joining REV, Mr. Boettinger worked in the legal department at Harley-Davidson, Inc. for over 14 years. Before joining Harley-Davidson, Mr. Boettinger was an associate at the law firm of Foley & Lardner for four years. Prior to law school, Mr. Boettinger worked for Bethlehem Steel for six years, where he held various positions in operations and engineering, and was also an officer in several Army National Guard and Army Reserve units. Mr. Boettinger holds a BS in Mechanical Engineering from the University of Notre Dame, an MBA from the University of Indiana, Northwest, and a JD from Notre Dame Law School.

Christopher M. Daniels, Chief Human Resources Officer

Mr. Daniels has served as Chief Human Resources Officer of REV since February 2019. He has 10 years of human resources experience, with an additional 15-years of finance and general management experience. Before joining REV, Mr. Daniels served as Vice President, Human Resources at Rockwell Automation, Inc. from 2016 to 2019. Prior to 2016, he was the Vice President & Chief Human Resources Officer for Sensient Technologies Corporation, a global manufacturer of colors, flavors, and fragrances. Mr. Daniels earned a bachelor’s degree in Finance from the University of Wisconsin Whitewater and a master of business administration degree from the University of Wisconsin Milwaukee.

Executive Compensation

Compensation Discussion and Analysis

Compensation of our named executive officers is determined under our compensation program for senior executives. This program is overseen by the Board and its compensation committee (referred to as the “Compensation Committee”). The Board determines the compensation of our executive officers in consultation with the recommendations of the Compensation Committee.

This compensation discussion and analysis focuses on our named executive officers listed in the Summary Compensation Table and the other compensation tables below (referred to as our “named executive officers”). Our named executive officers are executive officers who served in the roles of our principal executive officer and principal financial officer during fiscal year 2019, as well as our three next most highly compensated executive officers during fiscal year 2019, and one additional individual, Ms. Stephens, who served as an executive officer during part of fiscal year 2019. Our named executive officers for fiscal year 2019 were:

•	Timothy W. Sullivan, Chief Executive Officer;

•	Dean J. Nolden, Chief Financial Officer;

•	Ian Walsh, Chief Operating Officer;

•	Stephen W. Boettinger, General Counsel;

•	Christopher M. Daniels, Chief Human Resources Officer; and

•	Barbara Stephens, former Chief Human Resources Officer.

Information regarding the compensation of Ms. Stephens can be found at the end of “Executive Compensation—Compensation Discussion and Analysis.”

Principal Objectives of Our Compensation Program for Named Executive Officers

Our executive team is critical to our success and to building value for our stockholders. The principal objectives of our executive compensation program are to:

•	attract, retain and motivate high-caliber executive officers by providing a total compensation program that takes into consideration competitive market requirements and strategic business needs;

•	clearly align the financial interests of executive officers with those of our stockholders;

•	encourage behavior consistent with our values and reinforce ethical business practices; and

•	appropriately reward executive officers for creating long-term stockholder value.

Compensation Setting Process

Our Chief Executive Officer has discretion to recommend both the contractual and discretionary compensation of the named executive officers, other than himself, in consultation with our Board. Our Board has historically had overall responsibility for overseeing our executive compensation policies and compensation plans and programs. In consultation with our Chief Executive Officer, our Board reviews our achievements as a company and those of our executive officers when determining the specific type and level of compensation of our named executive officers.

We believe the levels of compensation we provide should be competitive, reasonable and appropriate to attract and retain talent to meet our business needs. In addition to certain information provided by Willis Towers Watson, PLC (“Willis Towers Watson”), with respect to executive officer and director compensation matters as discussed below, we have informally considered the competitive market for corresponding positions within comparable geographic areas and companies of similar size, industry and stage of development.

Compensation was determined with the application of subjective discretion rather than by applying a specific formula or matrix to set total compensation in relation to compensation paid by other companies. Our historical approach has been to consider competitive compensation practices and other factors, such as how much compensation was necessary to recruit and retain an executive officer, as well as individual performance.

For the named executive officers (other than our Chief Executive Officer), our Chief Executive Officer has considered such named executive officer’s responsibilities and prior experience. Our Chief Executive Officer then consults with the Board on his recommendations to the Board regarding base salary increases, formula based and discretionary bonus and incentive amounts and equity award amounts, and advises the Board regarding the compensation program’s ability to attract, retain and motivate executive talent. These recommendations reflect compensation levels that our Chief Executive Officer believes are commensurate with such named executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills and individual performance, as well as our Company’s performance and competitive offerings.

In determining our Chief Executive Officer’s compensation, the Board takes into consideration our performance, our Chief Executive Officer’s contribution to that performance and the desire to retain and motivate the Chief Executive Officer.

The Compensation Committee administers our executive compensation program in accordance with its charter, including making recommendations to our Board for approval of various matters.

Role of Compensation Consultant

We retained Willis Towers Watson in June 2016 to provide guidance and advice going forward on compensation-related matters, including changes to our executive and director compensation structure following completion of the IPO. We continue to use a proprietary job grading system, as well as broad-based salary survey data, from Willis Towers Watson. The aggregate cost to the Company of these additional products and services did not exceed $120,000 during fiscal year 2019. In connection with our engagement of Willis Towers Watson, our Board conducted an assessment of potential conflicts of interest of Willis Towers Watson, and no conflicts of interest relating to its services were identified.

Shareholder Engagement and Say-on-Pay Vote

We are committed to open and ongoing communication with our shareholders, including with respect to executive compensation and corporate governance matters.

At our 2019 Annual Meeting, our shareholders approved by more than 97% of the votes cast, on an advisory basis, the 2018 compensation of our named executive officers. The Compensation Committee has carefully considered the results of the advisory vote and believe that those results validate our executive compensation program, performance assessment and decision-making process.

Elements of Compensation

The following is a discussion of the primary elements of the compensation for each of our named executive officers.

Annual Base Salary

We believe that providing each of our named executive officers a competitive annual base salary is an important component of compensation. A competitive annual base salary provides a degree of financial stability to our named executive officers that enhances their performance on behalf of our stockholders and is critical to recruiting and retaining our named executive officers. We do not have formal written policies or guidelines for setting or adjusting the annual base salary of our named executive officers but instead make a subjective determination based on certain factors that we believe are relevant. Specifically, we will consider the executive’s experience, responsibilities and unique leadership skills as well as any changes in the competitive market environment. For fiscal year 2019, survey and proxy data were considered in recommendations made by the Chief Executive Officer to the Board for changes in the base salaries of the executive officers, if any. Any changes were consistent with market data, the experience and performance of the executive officers.

Annual Cash Incentive Program

An annual cash incentive program is recognized as a competitive element of executive compensation and is critical to recruiting and retaining our named executive officers. Further, it incentivizes our named executive officers to achieve annual results in line with the expectations of our shareholders. For fiscal year 2019, our named executive officers participated in the REV Group Management Incentive Plan, which we refer to as the MIP. The MIP metrics, targets and weighting used to calculate payments for the named executive officers were based on full Company performance, and were the same as those used for calculating MIP payment for all corporate employees. The MIP calculations for employees at a division or business unit level used similar types of metrics as the corporate MIP, but the metrics and targets were based at least partially on division and/or business unit performance, and weighting between metrics differed based on an employee’s division or business unit position. Under the MIP, incentive payments for named executive officers are based on each named executive officer’s incentive target and the achievement of the performance metrics set forth below. The Board, in its discretion, may reduce the size of any payout under the MIP. For fiscal year 2019, the incentive targets for our named executive officers, as a percentage of base salary, were as follows:

•	Timothy W. Sullivan—120%

•	Dean J. Nolden—75%

•	Ian Walsh—80%

•	Stephen W. Boettinger—60%

•	Christopher M. Daniels—60%

•	Barbara Stephens—55%

Whether named executive officer participants of the 2019 MIP would be eligible to receive incentive payments was determined based on the Company’s pre-acquisition annual Adjusted EBITDA (weighted 60%), annual average net working capital (“Average NWC”) (weighted 20%), and monthly and quarterly results for Adjusted EBITDA and Average NWC (weighted 20%), each as compared to their respective targets. Adjusted EBITDA is a non-GAAP metric that represents net income before interest expense, income taxes, depreciation and amortization, adjusted for other one time and noncash expense items. The annual corporate targets for fiscal year 2019 were established at $185 million of Adjusted EBITDA and Average NWC of $482.1 million. A threshold performance level of 90% of these targets must be met before any annual incentive payments are made to our named executive officers. At 90% achievement of annual targets, MIP participants receive 50% of the annual portion of their individual incentive target. At 100% achievement of annual targets, MIP participants receive 100% of the annual portion of their individual incentive targets. Participants can achieve a maximum incentive payment of 200% of individual incentive target if annual pre-acquisition Adjusted EBITDA and Average NWC performance are both 20% better than their respective annual targets. Similar calculations are made for quarterly and monthly time periods, but participants can only achieve an incentive payout of 100% of individual incentive target if the applicable monthly or quarterly pre-acquisition Adjusted EBITDA and Average NWC performance are at least 100% of the respective monthly or quarterly targets. REV Group provided payouts to Messrs. Nolden, Walsh, Boettinger and Daniels under the MIP. A MIP payout factor of 17.7% was achieved, 16.7% attributable to Average NWC achievement and 1.0% attributable to monthly achievement. Prior to being awarded any MIP amount, Mr. Sullivan voluntarily waived his MIP payout.

As Ms. Stephens’ employment with the Company ended on March 31, 2019, she is not eligible to receive any payments under the MIP.

Long-Term Equity Compensation

Prior to our IPO, we granted equity awards in the form of stock options to our named executive officers under the Allied Specialty Vehicles, Inc. 2010 Long-Term Incentive Plan (the “2010 Long-Term Incentive Plan”). In connection with our IPO, we adopted, and our shareholders approved, a new equity compensation plan in the form of an omnibus incentive plan (the “Omnibus Plan”), which replaced the existing 2010 Long-Term Incentive Plan.

We have not granted any equity awards under the 2010 Long-Term Incentive Plan since January 26, 2017, but there are still stock options outstanding under this plan.

The Omnibus Plan provides for the grant of incentive and non-qualified stock options, SARs, restricted stock, RSUs, performance awards, deferred awards, other share-based awards and other cash-based awards. The Board, or, to the extent authority is delegated by the Board, the Compensation Committee or other committee (each, an, “Administrator”) will determine the effect of a termination of employment or service on outstanding awards, including whether the awards will vest, become exercisable, settle or be forfeited. Under the Omnibus Plan, in the event of a change in control, except as otherwise provided in the applicable award agreement, the Administrator may provide for: (1) continuation or assumption of outstanding awards under the Omnibus Plan by us (if we are the surviving corporation) or by the surviving corporation or its parent; (2) substitution by the surviving corporation or its parent of awards with substantially the same terms and value as such outstanding awards under the Omnibus Plan; (3) acceleration of the vesting (including the lapse of any restrictions, with any performance criteria or conditions deemed met at target) or the right to exercise outstanding awards immediately prior to the date of the change in control and the expiration of awards not timely exercised by the date determined by the Administrator; or (4) in the case of outstanding stock options and SARs, cancelation in consideration of a payment in cash or other consideration equal to the intrinsic value of the award.

For fiscal year 2019, our named executive officers received grants of restricted stock units (“RSUs”), which provide long-term incentives to our named executive officers while aligning their interests with our stock holders. RSUs generally vest in equal, annual installments over a four-year period, but may have a shorter vesting period in the case of new hires who are forfeiting compensation to previous employers. When determining each named executive officer’s award, we considered market compensation data, the executive’s experience, responsibilities and unique leadership skills, as well as the retentive effect of the equity award.

We anticipate that we will continue to use equity awards as an integral part of our executive compensation program. Equity awards are an important component of compensation for named executive officers and other executive leadership positions. REV Group provides annual equity awards in alignment with market compensation practices and to align interests with our stockholders. For fiscal year 2020, we plan to grant our equity awards in the form of restricted stock in order to maximize tax deductibility.

Employment Arrangements with Named Executive Officers

Offer Letters

Each of our named executive officers received an offer letter from the Company that follows a common template and sets forth the named executive officer’s annual base salary and cash incentive payment based on a target level of annual base salary. The offer letters for Messrs. Sullivan and Nolden and Ms. Stephens also set forth an initial stock option grant, while the offer letters for Messrs. Walsh, Boettinger and Daniels set forth an initial RSU grant.

Severance and Change in Control Agreements

We maintain a severance policy, and, in addition, each of our named executive officers have signed a Change in Control Severance Agreement (“CIC Agreement”). The purpose of the severance policy and the CIC Agreement is to provide reasonable and consistent severance benefits upon qualifying termination events. The severance policy and CIC Agreement are described in more detail below under “—Potential Payments Upon Termination or Change in Control”.

Restrictive Covenant Agreements

Each of our named executive officers is a party to the REV Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”), which provides that during the employment period and for one year following a termination of employment, the named executive officer will not, directly or indirectly, solicit our employees or customers. The Restrictive Covenant Agreement also prevents each named executive officer from directly or indirectly competing with the Company during the employment period and for one year following a termination of employment. The Restrictive Covenant Agreement contains a perpetual nondisclosure covenant.

Other Benefits

Retirement Plan

We maintain a qualified defined contribution 401(k) plan for all of our employees. Our named executive officers participate in this plan on the same basis as our employees generally. Under the plan, employees may elect to defer eligible pay up to the annual maximum allowed under the Internal Revenue Code. The Company makes a safe harbor matching contribution equal to 100% of the first 3% of salary contributed by a participating employee, and a 50% matching contribution of the next 2% of salary contributed by a participating employee, for a total employer matching contribution of 4%. Company matching contributions begin after enrollment, and participating employees are 100% vested immediately in such contributions.

Deferred Compensation Plan

Our named executive officers and all of our highly compensated employees (as defined in the Internal Revenue Code) are eligible to participate in the REV Group, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Eligibility to participate in the deferred compensation plan is limited to a select group of management or highly compensated employees. Participants are permitted to defer between 1% and 100% of their base salary and annual incentive payment. Participants select the allocation of their accounts among investment indices selected by the Company. The Company does not provide matching contributions to participants of the deferred compensation plan. Our Board may amend the plan at any time, as long as such amendment does not have any retroactive effect to reduce any amounts allocated to a participant’s accounts. None of our named executive officers currently participate in the deferred compensation plan.

Health, Welfare and Other Benefit Plans

Our named executive officers are entitled to the same health and welfare benefits as our employees generally, including medical, dental and vision insurance, as well as flex and health savings accounts, life insurance, short-term disability insurance (fully paid by the Company), long-term disability insurance, accident insurance and critical illness insurance.

We offer relocation benefits to newly hired named executive officers as necessary. Mr. Walsh was eligible for relocation benefits in fiscal year 2019. Our named executive officers did not receive any other perquisites in fiscal year 2019 and we do not provide any named executive officer with any tax gross-ups or other reimbursement for amounts the executive officer might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code or otherwise.

Named Executive Officers who Separated in Fiscal Year 2019

Ms. Stephens’ employment with the Company ended on March 31, 2019. In connection with the end of her employment with the Company, Ms. Stephens will receive, for a period of 12 months following her employment ending, payments in an amount to cover the employer portion of the COBRA benefit premiums. Any unvested stock options or RSU awards which had been awarded to Ms. Stephens, but remain unvested as of March 31, 2019, will continue to vest until March 31, 2020 in accordance with the applicable award agreement as if Ms. Stephens were an active employee. Any unvested equity in the Company which remains at March 31, 2020 will be forfeited.

Ms. Stephens is subject to restrictive covenants of (i) non-competition for 12 months; (ii) non-solicitation of employees or existing or prospective clients of the Company for 12 months; (iii) confidential information non-disclosure in perpetuity; and (iv) non-disparagement of the Company or its affiliates in perpetuity.

Compensation Risk Assessment

Our Compensation Committee has performed a review of compensation policies and practices for all of our employees and has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Stock Ownership Guidelines

We believe it is important for our named executive officers to be owners in the Company to ensure the alignment of their goals with the interests of our stockholders. In connection with our IPO, we established guidelines of equity ownership for our Chief Executive Officer equivalent to five times his base salary and for our other executive officers equivalent to three times their respective base salaries. Each has a transition period of five years to meet the requirements set forth in the guidelines to the extent they are not currently in compliance with this guideline. As of the date hereof, Mr. Sullivan, Mr. Nolden and Mr. Walsh have satisfied the equity ownership guidelines, and our other named executive officers are on track to achieve these guidelines within the required five year period. The Compensation Committee reviews the stock ownership of the executive officers on an annual basis to ensure compliance with the ownership guidelines.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally imposes a $1 million cap on federal income tax deduction for compensation paid to our Chief Executive Officer and to certain other highly compensated officers during any fiscal year. Under a special Section 162(m) exception, compensation paid pursuant to a compensation plan in existence before the effective date of our IPO will generally not be subject to the $1 million limitation until the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the IPO occurs. The Board and our Compensation Committee continues to have the flexibility to pay nondeductible compensation if it believes it is in the best interests of the Company, including when it believes such payments are appropriate to attract and retain executive talent.

Any equity awards that may be granted to our employees, including our executive officers, pursuant to the Omnibus Plan or any other long-term incentive plans that we may adopt, will be reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB Accounting Standards Codification, Topic 718, “Compensation—Stock Compensation.”

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by or paid to each of our named executive officers during fiscal years 2019, 2018 and 2017.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Timothy W. Sullivan, Chief Executive Officer	2019 2018 2017	880,000 880,000 866,153	— — —	3,194,405 3,194,514 —	— — 1,056,000	11,200 11,000 9,450	4,085,605 4,085,514 1,931,603
Dean J. Nolden, Chief Financial Officer	2019 2018 2017	409,231 400,000 391,346	— — —	600,030 600,081 —	54,442 — 300,000	12,387 11,934 21,856	1,076,090 1,012,016 713,202
Ian Walsh, Chief Operating Officer	2019 2018	500,000 209,615	— 170,958	750,028 1,500,062	70,952 —	18,595 55,192	1,339,575 1,935,829
Stephen W. Boettinger, General Counsel	2019 2018	375,000 124,038	— —	375,032 425,045	39,911 —	11,200 —	801,143 549,084
Christopher M. Daniels, Chief Human Resources Officer (1)	2019	245,481	—	345,034	26,126	13,719	630,360
Barbara Stephens, Chief Human Resources Officer (1)	2019 2018 2017	151,558 355,000 349,807	— — —	355,030 355,037 —	— — 195,250	9,423 6,421 7,372	516,011 716,458 552,429

(1)	Mr. Daniels commenced employment with the Company in fiscal year 2019, and Ms. Stephens’ employment ended in fiscal year 2019. As such, their annual base salary amounts reflect partial amounts for fiscal year 2019.

(2)	Represents a payment to Mr. Walsh under the MIP equal to 80% of his base salary prorated for his days of service during fiscal year 2018. This payment was made by the Company in order to make Mr. Walsh whole for amounts he forfeited to his previous employer due to his joining the Company.

(3)	Represents the aggregate grant date fair value of RSU and PSU awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing RSU and PSU awards are described in Note 14 to our fiscal year 2019 audited consolidated financial statements.

(4)	The amounts reported in this column represent the amounts earned under the MIP for fiscal year 2017, fiscal year 2018 and fiscal year 2019, paid in fiscal year 2018, fiscal year 2019 and fiscal year 2020, respectively. For fiscal year 2019, amounts paid to Messrs. Nolden, Walsh, Boettinger and Daniels were based on a target level of 75%, 80%, 60% and 60% of their annual base salary, respectively.

(5)	Reflects the following for fiscal year 2019:

(i)	Under her Separation Agreement, Ms. Stephens received $5,409 for COBRA reimbursement. For more details, see “—Potential Payments Upon Termination or Change in Control—Payments Upon Termination of Former Executive Officers.”

(ii)	Mr. Daniels received $6,819 for COBRA reimbursement.

(iii)	Company matching contributions under the 401(k) plan in the amounts of $11,200 to Mr. Sullivan, $12,387 to Mr. Nolden, $16,577 to Mr. Walsh, $11,200 to Mr. Boettinger, $6,900 to Mr. Daniels and $4,014 to Ms. Stephens.

(iv)	Relocation benefits of $2,017 paid to Mr. Walsh.

Grants of Plan-Based Awards

In the first quarter of fiscal year 2019, Messrs. Sullivan, Nolden, Walsh, Boettinger and Ms. Stephens received an award of RSUs equal to 363%, 150%, 150%, 100% and 100% of their base salary, respectively, for fiscal year 2019. At the time of hire, Mr. Daniels received an award of RSUs equal to 100% of his base salary.

		Potential Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
		Threshold	Target	Maximum	Target	or Units	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($)
Timothy W. Sullivan	1/8/2019	528,000	1,056,000	2,112,000		354,540(2)	3,194,405
Dean J. Nolden	1/8/2019	153,461	306,923	613,846		66,596(2)	600,029
Ian Walsh	1/8/2019	200,000	400,000	800,000		83,244(2)	750,028
Stephen W. Boettinger	1/8/2019	112,500	225,000	450,000		41,624(2)	375,032
Christopher M. Daniels	3/6/2019	73,644	147,288	294,576		40,640(2)	345,033
Barbara Stephens	1/8/2019	41,678	83,356	166,713		39,404(3)	355,030

(1)	Represents potential payouts under awards granted in the 2019 fiscal year under the MIP upon satisfaction of certain performance conditions. Ms. Stephens’ employment with the Company ended on March 31, 2019 and she was not eligible to receive any payments under the MIP.

(2)	RSUs vest in four equal installments on each of December 31, 2019, 2020, 2021 and 2022.

(3)	One-quarter of Ms. Stephens’ RSUs vested on December 31, 2019. Pursuant to the Separation Agreement entered into between the Company and Ms. Stephens on March 31, 2019, any RSUs that were unvested as of that date will continue to vest during the twelve months following March 31, 2019 as if Ms. Stephens were an active employee in accordance with the applicable award agreement. Any unvested RSUs which remain at March 31, 2020 will be forfeited.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held by our named executive officers as of October 31, 2019.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy W. Sullivan	-	-	-	-	-	436,005(3)	5,423,902	-	-
Dean Nolden	180,000	-	-	8.11	1/11/26	115,500(3)	1,018,824	-	-
Ian Walsh	-	-	-	-	-	81,899(3)	1,436,820	42,397(5)	527,418
Stephen W. Boettinger	-	-	-	-	-	58,160(3) 2,940(4)	760,084	-	-
Christopher M. Daniels	-	-	-	-	-	40,640(3)	505,562	-	-
Barbara Stephens	49,000	7,000(1)	-	8.11	6/29/20	12,869(3)	160,090	-	-

(1)	Ms. Stephens’ outstanding options will fully vest on February 12, 2020.

(2)	Outstanding options granted on or before January 26, 2017 were granted under the 2010 Long-Term Incentive Plan and options that are granted after January 26, 2017, if any, will be granted under the Omnibus Plan.

(3)	The RSUs vest as follows:

(i) For Mr. Sullivan, his RSUs are scheduled to vest as follows: 115,790 RSUs on December 31, 2019; 115,790 RSUs on December 31, 2020; 115,790 RSUs on December 31, 2021 and 88,635RSUs on December 31, 2022.

(ii) For Mr. Nolden, his RSUs are scheduled to vest as follows: 21,750 RSUs on December 31, 2019; 21,750 RSUs on December 31, 2020; 21,750 RSUs on December 31, 2021 and 16,649 RSUs on December 31, 2020.

(iii) For Mr. Walsh, his RSUs are scheduled to vest as follows: 31,563 RSUs on December 31, 2019; 31,563 RSUs on December 31, 2020; 31,563 RSUs on December 31, 2021 and 20,811 RSUs on December 31, 2022.

(iv) For Mr. Boettinger, his RSUs are scheduled to vest as follows: 18,858 RSUs on December 31, 2019; 15,198 RSUs on December 31, 2020; 15,198 RSUs on December 31, 2021 and 10,406 RSUs on December 31, 2022.

(v) For Mr. Daniels, his RSUs are scheduled to vest as follows: 10,160 RSUs on December 31, 2019; 10,160 RSUs on December 31, 2020; 10,160 RSUs on December 31, 2021 and 10,160 RSUs on December 31, 2022.

(vi) 12,689 of Ms. Stephens’ RSUs vested on December 31, 2019. The remainder of her unvested RSUs will be forfeited on March 31, 2020 pursuant to her Separation Agreement. See “—Potential Payments Upon Termination or Change in Control” below for a description of Ms. Stephens’ Separation Agreement.

(4)	The RSUs fully vested on December 31, 2019.

(5)	The number reflected in this column represents PSUs that were granted to Mr. Walsh in fiscal year 2018 that were scheduled to fully vest on December 31, 2019 if the applicable performance metric was achieved. The applicable EBITDA performance metric was not achieved, and, as a result, these PSUs were forfeited on December 31, 2019.

Option Exercises and Stock Vested

No stock options were exercised by our name executive officers during fiscal year 2019. The following table sets forth information regarding shares that were acquired on the vesting of RSUs during fiscal year 2019.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)
Timothy W. Sullivan	27,155	203,934
Dean Nolden	5,101	38,308
Ian Walsh	10,752	80,747
Stephen W. Boettinger	5,512	41,395
Christopher M. Daniels	—	—
Barbara Stephens	3,018	22,665

Potential Payments Upon Termination or Change in Control

Severance Policy. The Severance Policy provides severance payments to participants upon an “involuntary separation from service,” which includes an elimination for lack of work, cost containment, a general reduction in force, or other reasons unrelated to job performance. An “involuntary separation from service” specifically excludes a termination of employment for cause or otherwise due to job performance or other job-related matters. In order to receive severance payments, a participant must have been employed by the Company for a minimum of twelve months. Receipt of severance payments is contingent on a participant’s execution and non-revocation of a release of claims. Pursuant to the Severance Policy, as of October 31, 2019, Messrs. Sullivan, Nolden, Walsh and Boettinger would have been eligible to receive a severance payment equal to one year of his or her annual base salary. Mr. Daniels was not eligible to receive a severance payment because he was not employed for twelve months as of October 31, 2019.

The following amounts reflect the severance payments our named executive officers would have been eligible to receive under the Severance Policy upon experiencing an “involuntary separation from service” on October 31, 2019:

•	Timothy W. Sullivan—$880,000

•	Dean J. Nolden—$415,000

•	Ian Walsh—$500,000

•	Stephen W. Boettinger—$375,000

•	Christopher M. Daniels—$0

Change in Control Severance Agreements. Our named executive officers have signed Change in Control Severance Agreements (“CIC Agreement”) which provides for double-trigger payments upon a qualifying termination of employment in connection with a change in control of the Company (“Change in Control”). The termination payment upon a Change in Control shall be an amount equal to two or three times the sum of (i) the named executive officer’s base salary in effect as of the termination of employment, or if higher, the named executive officer’s base salary that was in effect immediately prior to the Change in Control, plus (ii) the greater of (x) the named executive officer’s target MIP for the Company’s fiscal year that includes the named executive officer’s termination date or (y) the executive’s target MIP for the fiscal year during which the Change in Control occurred. The termination payment shall be contingent on the named executive officer executing a general release of claims and the expiration of the revocation period applicable to the release.

Except as otherwise provided in the CIC Agreement, the termination payment shall be paid to the executive in a cash lump sum as soon as practical following the named executive officer’s execution of, and expiration of the revocation period provided for, in the release. Pursuant to the release, following the termination of his or her employment with the Company, each named executive officer is generally subject to restrictive covenants of (i) trade secret non-disclosure for perpetuity; (ii) confidential information non-disclosure for two years; (iii) non-solicitation of existing or prospective clients of the Company for 24 months; (iv) non-solicitation of employees of the Company for 12 months; and (v) non-competition for 24 months. The named executive officer shall not be required to mitigate the amount of the termination payment by securing other employment or otherwise, nor will such termination payment be reduced by reason of the named executive officer securing other employment or for any other reason. If the named executive officer is entitled to the termination payment under the CIC Agreement, the termination payment shall be in lieu of any payments under any other severance policy or practice of the Company.

The following amounts reflect the severance payments our named executive officers would have been eligible to receive under a Change in Control Severance Agreement upon experiencing a Change in Control on October 31, 2019:

•	Timothy W. Sullivan—$2,640,000

•	Dean J. Nolden—$800,000

•	Ian Walsh—$1,000,000

•	Stephen W. Boettinger—$750,000

•	Christopher M. Daniels—$0

Mr. Walsh’s PSU Award Agreement. Mr. Walsh’s PSU Award Agreement provides that if Mr. Walsh’s employment is terminated without cause or he resigns for good reason within 12 months following a change in control, 100% of his target PSUs will become immediately vested.

No Single Trigger Accelerated Vesting Upon Change in Control. Our named executive officers do not hold any unvested equity awards, including stock options, that would have vested if a change in control had occurred on October 31, 2019.

Payments Upon Termination of Former Executive Officers. Pursuant to the Separation Agreement entered into between the Company and Ms. Stephens on March 31, 2019, Ms. Stephens will receive, for a period of 12 months following her employment ending, payments in an amount to cover the employer portion of the COBRA benefit premiums. Any unvested stock options or RSU awards which had been awarded to Ms. Stephens, but remain unvested as of March 31, 2019, will continue to vest until March 31, 2020 in accordance with the applicable award agreement as if Ms. Stephens were an active employee. Any unvested equity in the Company which remains at March 31, 2020 will be forfeited.

OTHER COMPENSATION INFORMATION

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of October 31, 2019:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (3) (c)
Equity Compensation Plans Approved by Security Holders	2,090,739	$7.64	6,964,440
Equity Compensation Plans Not Approved by Security Holders	0	N/A	0
Total	2,090,739		6,964,440

(1)	Includes outstanding stock options granted under the 2010 Long-Term Incentive Plan and unvested restricted and performance stock units granted under the Omnibus Plan.

(2)	Represents the weighted-average exercise price of the outstanding nonqualified stock options. Restricted and performance stock units do not provide for an exercise price.

(3)	Includes 591,886 shares that remain available for issuance under the 2010 Long-Term Incentive Plan and 6,372,554 shares that remain available for issuance under the Omnibus Plan (excluding the securities reflected in column (a)).

Pay Ratio

As of October 31, 2019 our employee population consisted of approximately 7,605 individuals, of which approximately 7,332 (96.4%) were working in the United States and 273 (3.6%) were working in Brazil. Given the logistical difficulties and significant difference in the composition and total compensation in Brazil, we elected to exclude all of our employees in Brazil from our determination of the median employee. We chose October 31 as the measurement date for 2019, rather than October 24 which we used for 2018 in order to align with our fiscal year and to improve internal tracking and reporting. The same median employee was selected for 2019 as for 2018 from an adjusted employee population of 7,332. The Company believes there has been no change to its employee population or employee compensation arrangements that would result in a significant change to the pay ratio disclosure. For fiscal year 2019, our median employee’s annual total compensation was $44,567, and our Chief Executive Officer’s annual total compensation was $4,085,605. Our median employee, and his/her annual total compensation, were determined using the same methodology we used to determine the annual total compensation of our named executive officers. Our estimate of the ratio of our Chief Executive Officer’s annual total compensation to our median employee’s total compensation for fiscal year 2019 is 92:1.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019.

The Compensation Committee

Dino Cusumano, Chair

Paul Bamatter

Donn Viola

Director Compensation

The following table sets forth a summary of the compensation we paid to each non-employee member of our Board for fiscal year 2019. Other than as set forth in the table and described more fully below, we did not pay any compensation to, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our Board in fiscal year 2019. Tim Sullivan is a member of our Board who also serves as our Chief Executive Officer and therefore does not receive any additional compensation for his service as a director. . The directors who are employed by AIP also do not receive any compensation for their service.

Name	Fees earned or paid in cash (1)	Stock awards (2)	Total
Paul Bamatter
Jean Marie “John” Canan	$102,500	$100,000	$202,500
Dino Cusumano
Charles Dutil	87,500	100,000	187,500
Justin Fish
Kim Marvin
Joel Rotroff
Donn Viola	95,000	100,000	195,000

(1)  The amounts reported in this column represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director in fiscal year 2019 for their service as a director, including any annual retainer fees, committee and/or chair fees.

(2)  The amounts reported in this column represent the grant date fair value of RSUs granted to certain non-employee members of the Board calculated in accordance with the provisions of ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 14 to our consolidated financial statements included in the Annual Report on Form 10-K for fiscal year 2019.

Our independent directors receive an annual retainer fee of $80,000 for their board service. Independent directors who serve on a committee of the board will receive an additional $7,500 for their service. The chairperson of the Audit Committee of our board will receive $22,500 for such service, and an independent chairperson of another committee will receive $15,000 for such service. These fees are payable the first month of each fiscal quarter.

Independent directors may also receive one or more grants of equity compensation from the Company in respect of his or her service on the Board of the Company.

As of October 31, 2019, our non-employee directors as of such date held the following outstanding RSUs (in the aggregate):

Name	RSUs
Paul Bamatter	—
Jean Marie “John” Canan	11,099
Dino Cusumano	—
Charles Dutil	11,099
Justin Fish	—
Kim Marvin (1)	—
Joel Rotroff	—
Donn Viola	11,099

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of our common stock as of January 13, 2020, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors (including Kim Marvin, who does not intend to stand for re-election at the Annual Meeting), nominees and named executive officers; and

•	all directors and named executive officers as a group.

A person is a “beneficial owner” of a security if that person has or shares voting or investment power over the security or if that person has the right to acquire sole or shared voting or investment power over the security within 60 days. Unless otherwise noted, these persons, to our knowledge, have sole voting and investment power over the shares listed. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 13, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The percentage of shares beneficially owned is computed on the basis of 62,606,687 shares of our common stock outstanding as of January 13, 2020. Unless otherwise indicated below, the address for each beneficial owner listed is c/o REV Group, Inc., 111 E. Kilbourn Avenue, Suite 2600, Milwaukee, Wisconsin 53202.

	Shares of Common Stock Beneficially Owned
Name of beneficial owner	Common Stock	Number of Securities Beneficially Owned	Percentage
5% Stockholder
Funds associated with American Industrial Partners(1)	33,774,310	33,774,310	53.95%
Van Berkom & Associates Inc.(2)	5,163,339	5,163,339	8.25%
Directors and Executive Officers
Tim Sullivan(3)	1,490,704	1,490,704	2.38%
Dean Nolden(4)	37,795	217,795	*
Ian Walsh	28,773	28,773	*
Stephen W. Boettinger	16,620	16,620	*
Christopher M. Daniels	6,908	6,908	*
Barbara Stephens(5)	4,018	53,018	*
Paul Bamatter(6)	—	—	—
Jean Marie “John” Canan(7)	20,304	20,304	*
Dino Cusumano(8)	144,631	144,631	*
Charles Dutil(9)	14,758	14,758	*
Justin Fish(10)	3,077	3,077	*
Kim Marvin(11)	144,631	144,631	*
Joel Rotroff(12)	3,077	3,077	*
Randall Swift(13)	—	—	—
Donn Viola(14)	56,115	56,115	*
All directors, nominees and executive officers as a group (15 persons)	1,971,411	2,200,411	3.51%

*Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Represents 33,774,310 shares of common stock held directly or indirectly by American Industrial Partners Capital Fund IV, LP. (“Fund IV”), American Industrial Partners Capital Fund IV (Parallel), LP (“Parallel Fund”) and AIP/CHC Holdings, LLC (“AIP Holdings” and, together with Fund IV and Parallel Fund, the “AIP Funds”). AIP CF IV, LLC (“AIP GP”) is the general partner of Fund IV and the Parallel Fund.

Messrs. Cusumano and Marvin are senior managing members of AIP GP. They are also managing members of AIP/CHC Investors, LLC, which is the managing member of AIP Holdings. As a result of the above, Messrs. Cusumano and Marvin may be deemed to share voting and dispositive power with respect to the shares held by the AIP Funds. Messrs. Cusumano and Marvin currently serve as a member of the Board of REV. Mr. Marvin does not intend to stand for re-election at the Annual Meeting. Each of the individuals listed herein disclaim beneficial ownership of the shares of common stock held by the AIP Funds except to the extent of any pecuniary interest therein. The AIP Funds may be deemed to be a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. The address of the AIP Funds is c/o AIP, 450 Lexington Avenue, New York, New York 10017.

(2)	According to a Schedule 13F filed with the SEC on September 30, 2019, Van Berkom & Associates Inc. reported beneficial ownership of an aggregate 5,163,339 shares, including sole voting and dispositive power over all shares beneficially owned. Van Berkom & Associates Inc. lists its address as 1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2M8 in such filing. The Schedule 13F may not reflect current holdings of our common stock.

(3)	Reflects 1,490,704 shares of common stock, and does not include 248,600 shares held in the Scott R. Sullivan Trust or 248,600 shares held in the Tamara D. Hansen Trust.

(4)	Reflects (a) 37,795 shares of common stock, and (b) 180,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 13, 2020.

(5)	For Ms. Stephens, based on the best information that the Company has as of the date of this Proxy Statement, the table sets forth the amount of shares of common stock directly held by Ms. Stephens as of March 31, 2019, which is the date on which her employment with the Company ended, and 49,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 13, 2020.

(6)	The address of this person is c/o AIP, 450 Lexington Avenue, New York, New York 10017.

(7)	The address of this person is c/o REV Group, Inc., 111 East Kilbourn Ave, Ste 2600, Milwaukee, WI, 53202.

(8)	The address of this person is c/o AIP, 450 Lexington Avenue, New York, New York 10017.

(9)	The address of this person is c/o REV Group, Inc., 111 East Kilbourn Ave, Ste 2600, Milwaukee, WI, 53202.

(10)	The address of this person is c/o AIP, 450 Lexington Avenue, New York, New York 10017.

(11)	The address of this person is c/o AIP, 450 Lexington Avenue, New York, New York 10017. Mr. Marvin does not intend to stand for re-election at the Annual Meeting.

(12)	The address of this person is c/o AIP, 450 Lexington Avenue, New York, New York 10017.

(13)	The address of this person is c/o AIP, 450 Lexington Avenue, New York, New York 10017.

(14)	The address of this person is c/o REV Group, Inc., 111 East Kilbourn Ave, Ste 2600, Milwaukee, WI, 53202.

See “Other Compensation Information—Equity Compensation Plan Information” for the information required by Item 201(d) of Regulation S-K.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during fiscal year 2019 and fiscal year 2018, except for one Form 4 that was filed late by each of Messrs. Canan, Dutil and Viola, in each case to report one transaction in fiscal year 2018.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of REV under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available on our website at www.revgroup.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management REV’s audited financial statements as of and for fiscal year 2019.

The audit committee has discussed with RSM, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has discussed with RSM their independence, and has received from RSM the written disclosures and the letter required by the applicable requirements of the PCAOB regarding RSM’s communications with the Audit Committee concerning independence. Finally, the audit committee discussed with RSM, with and without management present, the scope and results of RSM’s audit of REV’s audited financial statements as of and for fiscal year 2019.

Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2019 for filing with the SEC. The audit committee also has engaged RSM as our independent registered public accounting firm for fiscal year 2020 and is seeking ratification of such selection by the stockholders.

Audit Committee

Jean Marie “John” Canan, Chair

Charles Dutil

Donn Viola

Additional Information

Electronic Availability of Proxy Materials for the Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting to be Held on March 4, 2020: This Proxy Statement and the Company’s Annual Report on Form 10-K for fiscal year 2019 are available electronically at www.edocumentview.com/REVG.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are REV stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker or (2) direct your written request to: 111 E. Kilbourn Avenue, Suite 2600, Milwaukee, Wisconsin 53202. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written request to the address above or oral request at (786) 279-7021, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for fiscal year 2019 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a REV stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Stephen W. Boettinger, Secretary of the Board at 111 E. Kilbourn Avenue, Suite 2600, Milwaukee, Wisconsin 53202.

By Order of the Board of Directors

/s/ Tim Sullivan
Tim Sullivan
Chief Executive Officer

January 24, 2020